Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


Board of Directors
Alphatrade.com
Vancouver, B.C., Canada

We herby consent to the inclusion by reference of our audit report dated January 28, 2005, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern of Alphatrade.com for the year ended December 31, 2004, which is part of this Registration Statement, and to all references to our firm included in this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts" in the Prospectus.


HJ & Associates, LLC
Salt Lake City, Utah
June 17, 2005